Soleno Therapeutics Announces 1-for-5 Reverse Stock Split

Previously approved reverse stock split to be implemented on Friday, October 6, 2017
REDWOOD CITY, Calif., October 5, 2017 - Soleno Therapeutics, Inc. (NASDAQ: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, today announced that a reverse stock split of all of Soleno’s outstanding common shares at an exchange ratio of 1-for-5 will take effect on October 6, 2017. Beginning with the opening of trading on October 6, 2017, the Company's common stock will trade on a split-adjusted basis. Soleno’s shareholders and Board of Directors had previously approved a reverse stock split of between 1-for-2 and 1-for-10.
“We are appreciative of the previous support expressed by our shareholders in granting our board the authority to implement a reverse split,” said Anish Bhatnagar, M.D., Chief Executive Officer of Soleno. “Following thorough consideration, the board determined that a reverse split of the Company's common shares at an exchange ratio of 1-for-5 is in the best interest of shareholders. Importantly, implementing the reverse split could be an effective means of regaining compliance with the bid price requirement for continued listing of our common stock on NASDAQ. In addition, a higher stock price, which may be achieved through the reverse split, could help our stock trade more in line with the Company’s peers.”
Upon the effectiveness of the reverse stock split, each five shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. As a result of the reverse split, there will be approximately 10.4 million shares of common stock issued and outstanding. The reverse stock split will not affect any shareholder's ownership percentage of Soleno's common shares. The common shares will trade under a new CUSIP number, 834203 200, effective October 6, 2017. All options, warrants and convertible securities of the Company outstanding immediately prior to the reverse stock split will be adjusted.
About PWS
PWS is a rare and complex genetic neurobehavioral/metabolic disorder affecting appetite, growth, metabolism, cognitive function and behavior.  The committee on genetics of the American Academy of Pediatrics states PWS affects both genders equally and occurs in people from all geographic regions: its estimated incidence is one in 15,000 to 25,000 live births. This disorder is typically characterized by hyperphagia, a chronic feeling of insatiable hunger, behavioral problems, cognitive disabilities, low muscle tone, short stature (when not treated with growth hormone), the accumulation of excess body fat, developmental delays, and incomplete sexual development.  Hyperphagia, in the absence of effective limitations to access to food, can lead to morbid obesity. In a global survey conducted by the Foundation for Prader-Willi Research, 96.5% of respondents (parent and caregivers) rated hyperphagia, which is the unrelenting hunger that severely diminishes the quality of life for patients and their families, as the most important or a very important symptom to be relieved by a new medicine. There are currently no approved therapies to treat the hyperphagia/appetite, metabolic, cognitive function, or behavioral aspects of the disorder.
About Diazoxide Choline Controlled-Release Tablet

Diazoxide choline controlled-release tablet is a novel, proprietary controlled-release, crystalline salt formulation of diazoxide, which is administered once-daily.  The parent molecule, diazoxide, as an oral suspension, has been used for decades in thousands of patients in a few rare diseases in neonates, children and/or adults, but not in PWS.  Soleno conceived of and is pursuing an extensive patent portfolio relating to various aspects of the therapeutic use of diazoxide and DCCR in patients with PWS. The DCCR development program is supported by positive data from two completed Phase II clinical studies and five completed Phase I clinical studies in various metabolic indications, as well as a pilot study in PWS patients.  In the PWS pilot study, DCCR showed promise in addressing the hallmark symptoms of PWS, most notably hyperphagia. DCCR has received Orphan Drug Designation from the US FDA for the treatment of PWS.
About Soleno Therapeutics, Inc.
Soleno Therapeutics, Inc. (Soleno) is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases.  The company is currently advancing its lead candidate, DCCR, a once-daily oral tablet for the treatment of PWS, into a Phase III clinical development program at the end of 2017.  Soleno, through its wholly owned subsidiary, Capnia, Inc., continues to market Capnia’s innovative medical device, the CoSense® End-Tidal Carbon Monoxide (ETCO) monitor, which measures ETCO and is used by hospitals to detect hemolysis in newborns. It is expected that CoSense will be monetized and will not be a focus for the company in the long term.
For more information, please visit www.soleno.life.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ability to initiate the Phase III clinical development program of DCCR in PWS by the end of 2017.
We may use terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Soleno’s Form 10-Q filed with the Securities and Exchange Commission on August 11, 2017, including under the caption titled "Risk Factors." Soleno expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contact:
Brian Ritchie
LifeSci Advisors, LLC
212-915-2578